Exhibit 99.1

[Century Bancorp, Inc. Letterhead]

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:	Paul V. Cusick, Jr.
pcusick@century-bank.com
Phone: 781-393-4601
Fax: 781-393-4071

CENTURY BANCORP, INC. ELECTS JACKIE JENKINS-SCOTT TO BOARD OF DIRECTORS
Medford, MA, July 25, 2006 — The Board of Directors of Century Bancorp, Inc. (“the Company”) (NASDAQ:CNBKA), (www.century-bank.com), today announced Jackie Jenkins-Scott, president of Boston’s Wheelock College, was elected to the Century Bancorp Board of Directors and the Century Bank and Trust Company Board of Directors on July 11, 2006.
Ms. Jenkins-Scott, whose new role is in addition to and concurrent with her leadership position at Wheelock College, also will become a member of Century Bank and Trust Company’s Asset Liability Committee and Century Bank and Trust Company’s Non-deposit Investment and Insurance Products Committee.
For more than two years, Ms. Jenkins-Scott has been serving as the 13th President of Wheelock College, which was founded in 1888. Prior to her appointment to Wheelock College, Ms. Jenkins-Scott served as President and Chief Executive Officer of the Dimock Community Health Center from 1983 – 2004. In this capacity, Ms. Jenkins-Scott oversaw a staff of 650 and a budget of more than $27.5 million. As a result of her strong and visionary leadership, Dimock is considered a national model of integrated comprehensive health and human services.
Prior to joining Dimock, Ms. Jenkins-Scott was Director of the Roxbury Court Clinic in Boston, MA. She completed a seven-year term as member of the Board of Directors of the Washington, D.C.–based National Cooperative Bank, a $1 billion bank that provides comprehensive financial services to cooperatives and other member-owned organizations throughout the country. She also served for two years as Chairperson of the Bank’s affiliate, the National Cooperative Bank Development Corporation.
In 1971, Ms. Jenkins-Scott earned a Bachelor of Science degree from Eastern Michigan University. She received a Masters Degree in Social Work from Boston University and completed a Postgraduate Research Fellowship at Radcliffe College. She holds five Honorary Degrees including Bentley College, Mt. Ida College, Wheelock College, Suffolk University and Northeastern University.
Currently, Ms. Jenkins-Scott is on the Board of Directors for the John F. Kennedy Library and Museum, the Boston Foundation, the Beth Israel Deaconess Medical Center and Tufts Health Plan. She served as Board member of the Massachusetts League of Neighborhood Health Centers and the Environmental League of Massachusetts. In 2000, Ms. Jenkins-Scott was selected as a founding Board member of the Blue Cross Blue Shield of Massachusetts Foundation where she served until 2004.

Founded in 1969, Century Bank is one of New England’s largest independent banks. Headquartered in Medford, MA, Century Bancorp Inc., through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, offers a full range of business, personal and institutional Services.
Century Bank and Trust Company is a member of the FDIC and is an Equal Housing Lender.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.